SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           UNION ACCEPTANCE CORPORATION
                (Name Of Registrant As Specified In Its Charter)

                          UNION ACCEPTANCE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                   [UAC LOGO]
                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                         To Be Held On December 7, 1998

         Notice is hereby given that the Annual Meeting of Shareholders of Union Acceptance Corporation (the "Company") will be held at 250 North Shadeland Avenue, Indianapolis, Indiana, on Monday, December 7, 1998, at 10:00A.M., Indianapolis time.

         The Annual Meeting will be held for the following purposes:

         1. Election of Directors. Election of eight directors of the Company for terms to expire in 1999.

         2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on September 30, 1998, are entitled to vote at the meeting or any adjournment thereof.

         We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

         A copy of our Annual Report for the fiscal year ended June 30, 1998, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                             By Order of the Board of Directors,



                                             /s/ John M. Stainbrook
                                             John M. Stainbrook, President and
                                             Chief Executive Officer

Indianapolis, Indiana
November 2, 1998

         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   [UAC LOGO]
                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                December 7, 1998

         This Proxy Statement is being furnished to the holders of Class A Common Stock, without par value (the "Class A Common Stock"), and to the holders of Class B Common Stock, without par value (the "Class B Common Stock") of Union Acceptance Corporation (the "Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 A.M., Indianapolis time, on December 7, 1998, at the Company's headquarters located at 250 North Shadeland Avenue, Indianapolis, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to shareholders on or about November 2, 1998.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

         Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company (250 North Shadeland Avenue, Indianapolis, Indiana 46219) written notice thereof,
(ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only shareholders of record at the close of business on September 30, 1998 (the "Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 4,376,446 shares of the Class A Common Stock and 8,855,036 shares of Class B Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes at the Annual Meeting in respect of the election of directors. On all other matters properly presented at the Annual Meeting, each share is entitled to one vote.

         The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of the Voting Record Date, by each person who is known by the Company to own beneficially 5% or more of either Class A Common Stock or Class B Common Stock. Unless otherwise indicated, based on information furnished by such owners, the named beneficial owners have sole voting and dispositive power with respect to the shares reported, subject to community property laws where applicable.



                                    Number of Shares                      Number of Shares of
                                   of Class A Common     Percentage of      Class B Common        Percentage of
Name and Address                   Stock Beneficially       Class A       Stock Beneficially        Class B          Percentage of
of Beneficial Owner                       Owned         Common Stock (1)          Owned          Common Stock (2)   Voting Power (3)
-------------------                       -----         ----------------          -----          ----------------   ----------------

Elizabeth W. Chapman (4) (6)               7,814               0.18%             1,410,885             15.93%               (3)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Howard L. Chapman (4) (5) (6)              7,814               0.18%             1,410,885             15.93%               (3)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Frances W. LeMay (7)                        ---                 ---               717,312              8.10%                (3)
c/o Barrett & McNagny
215 East Berry Street,
P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Frances W. LeMay Trust (8)                  ---                 ---               788,658              8.91%               8.11%
c/o Fort Wayne National Bank
110 West Berry Street
Fort Wayne, Indiana  46802

Rhinehart Family Partnership, L.P.(9)       ---                 ---              1,719,851             19.42%               (3)
11409 Creekwood Drive
Fort Wayne, Indiana  46804-9051

Richard D. Waterfield (5)(10)(11)(12)      29,947              0.68%             7,607,778             85.91%             78.25%
Waterfield Mortgage Company, Inc.
7500 W. Jefferson
Fort Wayne, Indiana  46804-9051

Monarch Capital Management, Inc. (13)     653,057             14.92%                ---                 ---                1.34%
127 W. Berry Street, Suite 402
Fort Wayne, IN  46802

Fifth Third Bancorp (13)                  513,400             11.73%                ---                 ---                1.06%
38 Fountain Square Plaza
Cincinnati, OH  45263

Susan Lee Hanzel (13)
4612 Craftsbury Circle                    346,857              7.93%                ---                 ---                0.71%
Fort Wayne, IN  46818
----------------

(1)      Based upon 4,376,446 shares of Class A Common Stock outstanding.

(2) Based upon 8,855,036 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Based upon one vote for each of the 4,376,446 shares of Class A Common Stock outstanding and five votes per share for each of the 8,855,036 shares of Class B Common Stock outstanding. Shares beneficially owned by persons for whom no voting power is indicated are held in the Voting Trust described below in note 10.

(4) Ms. Chapman owns indirectly all 1,410,885 shares of Class B Common Stock held of record by the Voting Trust described below in note 10. Ms. Chapman may also be deemed to own beneficially 5,247 shares of Class A Common Stock owned of record by Howard L. Chapman, her husband, but disclaims beneficial ownership of such shares. Mr. Chapman, a Company director and nominee, may be deemed to own beneficially the shares of Class B Common Stock beneficially owned by Elizabeth W. Chapman, his wife, but disclaims beneficial ownership of such shares.

(5) Includes 5,247 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan.

(6) Includes 2,567 shares of Class A Common Stock controlled by Ms. Chapman and held of record by the Waterfield Foundation Inc., of which shares Ms. Chapman and Mr. Chapman disclaim beneficial ownership.

(7) Includes 56,622 shares of Class B Common Stock owned by Frances W. LeMay as custodian for Barbara Lorene LeMay. Held of record by the Voting Trust described below in note 10, of which shares Frances W. LeMay disclaims beneficial ownership.

(8)      Fort Wayne National Bank is the trustee of the Frances W. LeMay Trust.

(9)      Held of record by the Voting Trust described below in note 10.

(10) Includes 3,269,573 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares are owned beneficially by a limited partnership of which Mr. Waterfield is General Partner. Also includes 4,331,405 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, Rhinehart Family Partnership, L.P., Linco & Co., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of the foregoing persons.

(11) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(12) Includes 2,567, 2,567 and 10,566 shares of Class A Common Stock controlled by Frances W. LeMay, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.

(13) Based solely on the shareholder's report on Form 13G or Form 13D received by the Company.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors has eight members. The Company's Articles of Incorporation provide that members of the Board of Directors are to be elected for a term of one year and until their successors are elected and qualified. The nominees for director are Howard L. Chapman, John M. Davis, Fred M. Fehsenfeld, Jr., Donald A. Sherman, John M. Stainbrook, Jerry D. Von Deylen, Richard D. Waterfield, and Thomas M. West. Each of the nominees is a current director of the Company. If elected by the shareholders at the Annual Meeting, the terms of the nominees will expire at the 1999 Annual Meeting of Shareholders.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

         The following table sets forth certain information regarding the nominees for election as a director, including the number and percent of shares of Class A Common Stock and Class B Common Stock beneficially owned by such persons as of the Voting Record Date. The table also sets forth the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by each executive officer of the Company and by all directors and executive officers of the Company as a group.



                                                        Number of Shares                        Number of Shares
                                                        of Class A Common     Percentage of    of Class B Common      Percentage of
Name and Address                       Director of     Stock Beneficially        Class A       Stock Beneficially        Class B
of Beneficial Owner                   Company Since           Owned         Common Stock (1)         Owned          Common Stock (2)
-------------------                   -------------           -----         ----------------         -----          ----------------
Nominee:
--------
Howard L. Chapman (3)(4) (5)               1994               7,814               0.18%            1,410,885             15.93%
John M. Davis (3)                          1994              11,910               0.27%               ---                  ---
Fred M. Fehsenfeld (3)                     1994               8,747               0.20%               ---                  ---
Donald A. Sherman (3)                      1994              215,247              4.92%              50,000               0.56%
John M. Stainbrook (7)                     1994              43,450               0.98%               ---                  ---
Jerry D. Von Deylen (6)(8)                 1994              80,126               1.81%             155,790               1.76%
Richard D. Waterfield (3)(7)(9) (10)       1994              29,947               0.68%            7,607,778             85.91%
Thomas G. West (3)                         1994              33,247               0.76%               ---                  ---

Other Executive Officers:
-------------------------
Rick A. Brown (8)                                            10,700               0.24%               ---                  ---
Treasurer and Chief Financial Officer

David S. Nash (8)                                            19,500               0.44%               ---                  ---
Chief Credit Officer

Maureen A. Schoch (8)                                         9,800               0.22%               ---                  ---
Chief Operations Officer

All directors and executive officers                         470,488             10.44%            7,813,568             88.24%
as a group (11 persons)
-----------------

(1) Based upon 4,376,446 shares of Class A Common Stock outstanding and options exercisable by above officers and directors within 60 days.

(2) Based upon 8,855,036 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Includes 5,247 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan. Class B Common Stock held of record by the Voting Trust.

(4) Mr. Chapman may be deemed to own benefically the shares of Class B Common Stock owned indirectly by Elizabeth W. Chapman, his wife, and held of record by the Voting Trust, but disclaims beneficial ownership of such shares.

(5) Includes 2,567 shares of Class A Common Stock controlled by Ms. Chapman and held of record by the Waterfield Foundation Inc., of which shares Mr. Chapman disclaims beneficial ownership.

(6) Includes 97,468 shares of Class B Common Stock held by Union Federal Savings Bank of Indianapolis as custodian for Mr. Von Deylen's individual retirement account, of which 50,000 shares are held of record by the Voting Trust.

(7) Includes 3,269,573 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares are owned beneficially by a limited partnership of which Mr. Waterfield is General Partner. Also includes 4,331,405 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, Rhinehart Family Partnership, L.P., Linco & Co., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of the forgoing persons.

(8)      Includes options for 60,126,  39,500,  9,500, 9,500 and 9,500 shares of
         Class A Common Stock granted to Mr. Von Deylen, Mr. Stainbrook, Mr. Brown, Mr. Nash and Ms. Schoch, respectively, under the Incentive Stock Plan which are currently exercisable in accordance with their terms. Does not include shares of Class A Common Stock reserved for issuance upon exercise of other options granted to such individuals which are not exercisable within 60 days.

(9) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(10) Includes 2,567, 2,567 and 10,566 shares of Class A Common Stock controlled by Frances W. LeMay, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.

         Mr. Von Deylen (age 56) was appointed Chairman of the Board of the Company upon its formation and has served as President of Union Federal Savings Bank of Indianapolis ("Union Federal") since 1987. Mr. Von Deylen joined Union Federal as a Director and Executive Vice President in 1984, after participating in the acquisition of Union Federal Savings and Loan Association by an affiliate of Waterfield Mortgage Company, Inc. ("WMC"), for which he served as Controller from 1983-1984. Between 1963 and 1983, Mr. Von Deylen held positions with First Federal Savings and Loan of Ft. Wayne, Indiana, including Vice President and Treasurer. Mr. Von Deylen also holds positions with various affiliates of Union Federal and WMC. Mr. Von Deylen served on the Board of Directors of Federal Home Loan Bank of Indianapolis for a two year term ending 1998.

         Mr. Stainbrook (age 50) was named President of the Company upon its formation, was appointed to the Board of Directors in May 1994 and was appointed Chief Executive Officer in 1998. Beginning January 1986, he served as the Senior Vice President of Union Federal's Consumer Lending Department, where he held primary management and budgetary authority with respect to the indirect retail automobile financing operations of Union Federal (the "Union Division"). Before coming to Union Federal in 1986, Mr. Stainbrook was Vice President of Indirect Lending for Merchants National Bank and Trust Company of Indianapolis, Indiana (now National City Bank, Indiana) for fifteen years, working primarily in the area of indirect consumer lending.

         Mr. Waterfield (age 53) has served as Chairman of Union Federal since September, 1984. Mr. Waterfield has been Chairman of WMC, a mortgage banking company and an affiliate of Union Federal, since 1980. Mr. Waterfield also holds positions with various affiliates of Union Federal and WMC. He has been a director of the Company since its formation.

         Mr. Chapman (age 64) has served on the Board of Directors since the Company's formation. Mr. Chapman has been a partner in the law firm of Barrett and McNagny in Fort Wayne, Indiana since 1986. Mr. Chapman is the husband of Elizabeth Chapman, Richard D. Waterfield's sister. Barrett & McNagny from time to time provides legal services to the Company, Union Federal and their affiliates, in connection with their respective operations. Mr. Chapman is a director of WMC.

         Mr. Davis (age 46) has served as Vice President, General Counsel and Secretary of IWC Resources Corporation ("IWC") and its subsidiary, the Indianapolis Water Company since July 1993. IWC is a subsidiary of NIPSCO Industries, Inc., a publicly traded utility holding company. He also serves as a director of Waterway Holdings, Inc., another subsidiary of IWC, and the Indiana Railroad Company, a subsidiary of CSX Transportation Company. He was previously a tax partner at KPMG Peat Marwick LLP, Indianapolis, from June 1974 to June 1993. He has been a director of the Company since June 1994.

         Mr. Fehsenfeld (age 47) was named to the Company's Board of Directors in June 1994. Since 1989, he has served as managing trustee of the Heritage Group, a family-owned holding company with interest in road construction, environmental management, oil refining and aggregate production.

         Mr. Sherman (age 47) has served on the Company's Board of Directors since its formation. He has served as Executive Vice President of Union Federal since July 1990 and has served on its board of directors since September 1984. Mr. Sherman is also President and director of WMC and holds positions with various other affiliates of Union Federal and WMC.

         Mr. West (age 58) was named to the Company's Board of Directors in June 1994 and has been a member of the board of directors of Union Federal since April 1992. Mr. West served for over thirty years in various management and executive positions with Lincoln National Reinsurance Cos. and its affiliates, most recently serving as President and Chief Executive Officer of Lincoln National Reinsurance Cos. until late 1994. Mr. West serves as President of West Consult Corp., a privately-owned investment and consulting company. Commencing in September 1997, Mr. West has been appointed as a director and officer of the funding and securitization subsidiaries of the Company.

         Mr. Nash (age 35) was named Vice President-Lending Operations of the Company upon its formation and was appointed Chief Credit Officer in 1998. Mr. Nash joined Union Federal in 1988 as a sales representative. In 1990 he became Assistant Vice President-Dealer Banking and has served as Vice President-Dealer Banking for Union Federal since October 1993. In his current capacity with the Company, Mr. Nash is responsible for the management of the Company's national sales staff, supervises day-to-day credit operations and is principally involved in planning the Company's expansion program. Between 1986 and 1988, Mr. Nash worked as a field/sales representative for Pat Ryan & Associates, in which capacity he assisted retail automobile dealers improve sales techniques and profitability, especially in their finance and insurance departments.

         Mr. Brown (age 35) was named Treasurer and Chief Financial Officer of the company upon its formation. A certified public accountant, Mr. Brown has served as Assistant Controller for Union Federal since coming to the bank in 1990. From 1988 to 1990, he was a senior auditor for Greenwalt Sponsel & Co., Inc., an accounting firm in Indianapolis, Indiana. Mr. Brown worked for Ernst and Young, LLP, formerly Arthur Young & Co., from 1986 to 1988 as both a staff assistant and a senior auditor. Mr. Brown also serves as a Vice President of the Company.

         Ms. Schoch (age 37) was named Vice President of Operations and Servicing of UAC upon its formation, was named Assistant Secretary during 1994, and was appointed Chief Operations Officer in 1998. In May 1986 she joined Union Federal Savings Bank as Senior Operations Assistant. She also served as Assistant Manager of Direct Lending, Internal Loan Review Manager and Assistant Vice President of Operations and Servicing. From 1984 until 1986, she was employed at Merchants National Bank in their indirect lending area.

         THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDER MEETING.

Meetings and Committees of the Board of Directors

         During the fiscal year ended June 30, 1998, the Board of Directors of the Company met five times, including teleconferences, in addition to taking a number of actions by unanimous written consent. During fiscal 1998, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Company's Audit Committee is responsible for: recommending the appointment of the Company's independent accountants; meeting with the independent accountants to outline the scope and review the results of the annual audit; and reviewing with the internal auditor the systems of internal control and audit reports. The current members of this committee are Messrs. Davis, Sherman and West. The Committee met four times, including teleconferences, during fiscal 1998.

         The Compensation Committee of the Board of Directors is comprised of Messrs. Davis, Fehsenfeld and Waterfield. The Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The Compensation Committee also administers the Union Acceptance Corporation 1994 Incentive Stock Plan and has certain responsibilities for the Company's bonus plan for senior officers of the Company. During fiscal 1998, the Compensation Committee held one meeting.

                MANAGEMENT REMUNERATION AND RELATED TRANSACTIONS

Report of the Compensation Committee:

The  objectives  of  the  Compensation   Committee  with  respect  to  executive
compensation are the following:

(1) provide compensation opportunities generally comparable to those offered by other similarly situated companies to ensure the Company's ability to attract and retain talented executives who are essential to the Company's long-term success;

(2)      reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3) align the interest of the executive officer with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company's shares increases.

         At present, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options. Annual incentive bonuses are tied to the Company's financial performance during the fiscal year and the executive's individual performance, and stock options have a direct relation to long-term enhancement of shareholder value. In years in which the Company's performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

         Base Salary. The base salary levels of the Company's executive officers, including Mr. Stainbrook's, are intended to be generally comparable to those offered to executives with similar talent and experience by other similarly situated finance companies, with a particular view to parameters of salaries paid to executives holding similar positions in companies within the Waterfield group. In determining base salaries, including Mr. Stainbrook's, the Compensation Committee also takes into account individual performance and experience.

         Bonus Plan. The Company's bonus plan for executive officers (other than Mr. Von Deylen) provided prior to fiscal 1998, for bonuses payable quarterly if return on equity equals or exceeds a threshold level established by the Compensation Committee. A targeted bonus factor was established for each executive officer each year by the Compensation Committee to be applied to the amount by which return on equity exceeded the targeted level to determine the officer's bonus. The targeted return on equity was not reached for fiscal 1997. The named executive officers had received quarterly bonus payments for the first three quarters of fiscal 1997. Such payments were not earned after giving effect to the Company's results for the full fiscal 1997 year, however, so the Compensation Committee determined that such payments will be offset against future bonus payments to which such officers will become entitled. Commencing in fiscal 1999, the Compensation Committee has determined to reduce the amount of such offset against future bonuses to the extent that a participating Executive Officer (other than Mr. Von Deylen) purchases shares of Company common stock in the open market with his or her own funds.

         Beginning in fiscal 1998, the Compensation Committee authorized a modified bonus plan for the executive officers (other than Mr. Von Deylen). Such plan continues to provide for a bonus factor for each officer to be applied to the amount by which return on equity exceeds a targeted level. The Company will keep an accounting of each officer's earned bonus amount (after offset for the excess quarterly payments made in 1997). After each fiscal quarter, 25% of the officer's positive account balance will be paid to the officer as bonus and the balance will be deferred on an unfunded basis with interest. Any remaining balance will be paid if the officer leaves the Company, but is subject to forfeiture if the officer is employed by a competitor or is terminated for cause. The Committee believes this modified arrangement will serve the objective of retaining senior management, as well as help avoid the need for a future offset for negative adjustments such as that encountered in fiscal 1997. Mr. Stainbrook did not receive a bonus payment for fiscal 1998.

         Mr. Von Deylen is compensated by the Company under a separate arrangement through Union Federal. Mr. Von Deylen receives a base salary from the Company and an annual bonus payment equal to 1% of the Company's net earnings. Mr. Von Deylen did not receive a bonus for fiscal 1998. Mr. Von Deylen did not receive director compensation during fiscal 1998.

         Stock Options and Restricted Stock. The Union Acceptance Corporation 1994 Incentive Stock Plan ("Incentive Stock Plan") is the Company's long-term incentive plan for directors, executive officers and other key employees. The objectives of the Plan are to align executive and shareholder long-term interest by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company's Class A Common Stock. The Incentive Stock Plan authorizes the Compensation Committee to award executive officers and other key employees incentive and non-qualified stock options and restricted shares of Class A Common Stock.

         A total of 500,000 shares of Class A Common Stock has been reserved for issuance under the Incentive Stock Plan, of which options for 368,675 shares of Class A Common Stock were granted to senior officers and other management employees through fiscal 1998 as follows: Mr. Von Deylen, 113,750; Mr. Stainbrook, 78,500; Mr. Nash, 20,000; Mr. Brown, 20,000; Ms. Schoch, 20,000; and
44 other officers and key employees as a group, 116,425. In addition, each of the non-employee directors of the Company was awarded 937 shares of restricted Class A Common Stock under the Incentive Stock Plan upon consummation of the Offering, and 956, 905 and 2,449 shares were issued at the 1995, 1996 and 1997 Annual Meetings, respectively. Mr. Stainbrook's and Mr. Von Deylen's stock option grants were determined in order to create a substantial incentive of both executives to work toward the continued success of the Company and in recognition of the important leadership role each has played and will continue to play in the establishment and development of the Company. None of the executive officers has received option grants in fiscal 1999 in respect of fiscal 1998, except for Mr. Von Deylen has been granted an additional option for 25,000 shares.

         To date, the Compensation Committee has not taken steps to cause the Company's executive compensation arrangements to accommodate the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility of an executive's compensation to $1 million annually, because it does not presently anticipate that any executive officer's remuneration will exceed $1 million per year. The Stock Incentive Plan has been structured so that option awards should qualify as performance-based compensation excluded from the $1 million limit.

         The Compensation Committee believes that linking executive compensation generally to corporate performance results in better alignment of compensation with corporate goals and the interest of the Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are appropriately rewarded. The Committee believes that compensation levels for the year ended June 30, 1998, for executives, and for Mr. Stainbrook in particular, adequately reflect the Company's compensation goals and policies.

                                  Compensation
                                Committee Members
                                -----------------
                                  John M. Davis
                             Fred M. Fehsenfeld, Jr.
                              Richard D. Waterfield

         Compensation Committee Interlocks and Insider Participation. During fiscal 1998, the directors named above were the members of the Compensation Committee of the Board of Directors. No members of the Compensation Committee have any interlocks required to be reported.

Remuneration of Named Executive Officers.

         The following table set forth for each of the Company's last three fiscal years information with respect to Mr. Stainbrook and the other executive officers of the Company whose aggregate salary and bonus for fiscal 1998 exceeded $100,000.

                                                  Summary of Compensation Table

                                                      ANNUAL COMPENSATION
                                                      -------------------
                                                                            LONG TERM
                                  FISCAL                                COMPENSATION AWARDS         ALL OTHER
NAME & PRINCIPAL POSITION          YEAR       SALARY       BONUS (2)       OPTIONS/SARS         COMPENSATION (1)
-------------------------          ----       ------       ---------       ------------         ----------------
John M. Stainbrook                 1998     $   300,000        ---           10,000                  6,734
President and Chief Executive      1997         200,000        ---            6,000                  2,375
Officer                            1996         200,000    527,115           62,500                  3,415

David S. Nash                      1998         170,000        ---            5,000                  6,573
Chief Credit Officer               1997         125,769        ---            2,500                  4,771
                                   1996         104,615     55,600           12,500                   ---

Rick A. Brown                      1998         150,000        ---            5,000                  6,274
Treasurer and                      1997          93,077        ---            2,500                  3,526
Chief Financial Officer            1996          75,769     63,750           12,500                  6,331

Maureen A. Schoch                  1998         125,000        ---            5,000                  3,620
Chief Operating Officer            1997          87,064        ---            2,500                   ---
                                   1996          68,213     35,748           12,500                   ---


Jerry D. Von Deylen (3)            1998          50,000        ---           10,000                   ---
Chairman                           1997          50,000     74,010           10,000                   ---
                                   1996             ---        ---           93,750                   ---

(1) Represents the Company's 25% match up to 6% of employee deferrals of currently earned income into the Waterfield Plan, and any discretionary profit sharing contributions made by the Company to the Waterfield Plan.

(2) No bonus was earned for 1998 or 1997 because the Company did not reach targeted return on equity. Unearned quarterly payments were made to the executive officers in 1997 aggregating $412,934, $56,250, $42,000 and $38,250 for Mr. Stainbrook, Mr. Nash, Mr. Brown and Ms. Schoch, respectively, are subject to offset for bonus amounts earned in subsequent years.

(3) Mr. Von Deylen was compensated by Union Federal in 1996 and did not receive specific cash compensation by the Company.

Incentive Stock Plan

         The Incentive Stock Plan was approved by Union Federal as the Company's sole shareholder in June, 1994, prior to the Company's initial public offering. Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Compensation Committee. Stock options granted under the Incentive Stock Plan are exercisable at such times (not after ten years and one day from the date of the grant) and at such exercise prices (not less than 85% of the fair market value of the Class A Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the grantee's employment terminates prior to exercise.

The following table sets forth information related to options granted during the fiscal year ended June 30, 1998, to each of the executive officers identified in the summary compensation table above.

                                        Option/SAR Grants in Last Fiscal Year
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Potential Realized
                                                                                                       Value at Assumed
                                                  Individual Grants                                     Annual Rates of
------------------------------------------------------------------------------------------          Stock Price Appreciation
                                              % of Total                                                for Option Term
                                           Options Granted   Exercise Price                   ----------------------------------
          Name            Options Granted  To Employees in      Per Share      Expiration           5%                   10%
                                             Fiscal Year        ($/Share)         Date
--------------------------------------------------------------------------------------------------------------------------------

Jerry D. Von Deylen            10,000            13.5%        $   9.6875         8/4/07           $ 60,924           $   154,394
John M. Stainbrook             10,000            13.5%            9.6875         8/4/07             60,924               154,394
David S. Nash                   5,000             6.8%            9.6875         8/4/07             30,462                77,197
Rick A. Brown                   5,000             6.8%            9.6875         8/4/07             30,462                77,197
Maureen A. Schoch               5,000             6.8%            9.6875         8/4/07             30,462                77,197

         The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by the individuals named above as of June 30, 1998. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares as of such date) which represent the spread between the exercise price of any such existing stock options and the market value of such stock as of such date.

                          FISCAL YEAR-END OPTION VALUES


                         Number of Shares Underlying             Value of Unexercised
                            Unexercised Option (1)             In-the-Money Options (2)
                            ----------------------             ------------------------
                         Exercisable     Unexercisable       Exercisable     Unexercisable
                         -----------     -------------       -----------     -------------

Jerry D. Von Deylen        38,438           75,312           -                -
John M. Stainbrook         25,000           53,500           -                -
David S. Nash               5,500           14,500           -                -
Rick A. Brown               5,500           14,500           -                -
Maureen A. Schoch           5,500           14,500           -                -


(1) Two-thirds (65%) of Mr. Von Deylen's options and one-half (49%) of Mr. Stainbrook's options are non-qualified stock options.

(2) Based on market value of the Class A Common Stock of $8.00 per share at June 30, 1998.

Defined Contribution Plan

         Eligible employees of the Company, including its executive officers, currently may participate in the Waterfield Group Savings and Investment Plan, a 401(k) profit-sharing plan ("Waterfield Plan"). Under the Waterfield Plan, each participant is entitled to receive a matching contribution from the Company in an amount equal to 25% of the first 6% of the participant's own pre-tax contribution. In addition to the employer matching amounts, the Company may make discretionary profit-sharing contributions to the Waterfield Plan from time to time.

Compensation of Directors

         The Incentive Stock Plan provides that each director of the Company who is not also an executive officer is automatically granted shares of Class A Common Stock with a fair market value of $15,000 following each annual meeting of shareholders. Shares so granted have a six-month period of restriction during which they may not be transferred.

         In addition to the annual grants of shares, the Company's non-employee directors are paid $8,000 per year plus $500 per board or committee meeting ($800 for meeting requiring out of town travel and there is not a regular board meeting). They are also eligible for reimbursement of travel and similar expenses.

Comparative Stock Performance

         The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning August 1, 1995 and ending June 30, 1998, with the cumulative total return on the Nasdaq Stock Market(1) and the Company's peer group(2) for the period beginning August 1, 1995 and ending June 30, 1998, assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market and the Company's peer group on August 1, 1995, and reinvestment of all dividends.

                    COMPENSATION OF CUMMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                                [Graph omitted]

                   UNION                              NASDAQ
                 ACCEPTANCE        PEER GROUP         MARKET
                 ----------        ----------         ------
BASE 8/2/1995     100.00             100.00           100.00
9/29/1995         117.19             147.97           103.57
12/29/1995         87.50             104.76           102.74
3/29/1996          98.44             112.20           107.49
6/28/1996          96.88             132.60           115.45
9/30/1996         120.31             134.81           118.63
12/31/1996        110.94             101.84           124.21
3/31/1997          85.94              63.32           117.90
6/30/1997          65.83              78.35           139.48
9/30/1997          64.06              98.40           162.62
12/31/1997         46.09              58.11           152.37
3/31/1998          55.47              54.52           178.58
6/30/1998          50.00              47.43           183.19


(1)      The Broad Market Index is the NASDAQ Market Index.
(2) The Peer Group is made up of the following securities: Arcadia Financial Ltd., ONYX Acceptance Corp., and WFS Financial, Inc.

     In previous years the Company elected to provide comparative stock performance information for both the peer group and the NASDAQ Financial composite index. The Company has concluded that its stock performance is more comparative to that of the peer group and has elected not to present the comparative stock information for the NASDAQ Financial composite index.

Certain Transactions With Related Persons

         Union Federal is a federally chartered stock savings bank operating through offices in Indiana, with total assets of $2.0 billion at June 30, 1998. Jerry D. Von Deylen, Chairman of the Board of Directors of the Company, has served as President of Union Federal since 1987. Union Federal is principally owned by members of the Waterfield family and is controlled by Richard D. Waterfield. Union Federal and its subsidiary, Waterfield Financial Corporation, a mortgage originating company, together represent one of the largest privately-owned mortgage originators in the United States.

         Ongoing Securitizations. In connection with the Business Transfer, on January 1, 1995, Union Federal assigned to the Company its rights to future cash flows from Union Federal's then outstanding securitizations (Retained Interest in Securitized Assets). Union Federal continues to serve as master servicer on securitization transactions entered into prior to the Business Transfer. The Company has, however, entered into a General Subservicing Agreement with Union Federal pursuant to which Union Federal has delegated to the Company the responsibilities for servicing outstanding securitizations effective with the Business Transfer on January 1, 1995. The Company receives all regular servicing fees and will receive excess servicing cash flows from Union Federal's outstanding securitizations.

         Certain Lease Arrangements. The Company's principal offices are located at 250 North Shadeland Avenue, Indianapolis, Indiana (the "Office Building"). WMC, which is controlled by Richard D. Waterfield, a director and the Company's controlling shareholder, owns the building. The Company has a lease with WMC for the above-referenced property. The lease term is seven years and six months, and commenced on November 1, 1995 (the "UAC Lease"). Under the UAC Lease, the Company is responsible for taxes, insurance and maintenance expenses and all other responsibilities relating to the Office Building, as if it were the owner of the Office Building during the term of the UAC Lease. The lease provides for a monthly rental payment of $75,943. In connection with the purchase of the Office Building, WMC assumed the rights of the prior owner, as lessor, in connection with a certain lease with Allstate Insurance Company, as lessee. The lease with Allstate Insurance Company terminated on August 31, 1998. In November, 1995, WMC assigned its rights as lessor to UAC with respect to such lease.

         The Company has entered into a sublease with Union Federal for 2,155 square feet of office space located at the Office Building. The sublease has a term of six years and nine months commencing on August 1, 1996, and provides for a monthly rental payment of $3,592. The Company remains responsible for all costs associated with the Office Building under the sublease.

         Ongoing Banking and Financial Services. Union Federal provides banking and related financial services to the Company and its subsidiaries on arm's-length terms. The Company is one of Union Federal's largest commercial customers. Such services include, without limitation, checking account services, lockbox services (including processing of checks and drafts drawn on the Company's accounts), and wire transfer services. The cost to the Company of these services, aggregated approximately $711,000 for the fiscal year ended June 30, 1998. In order to comply with Federal thrift regulations, Union Federal provides such services on terms that are no less favorable to Union Federal than arm's-length terms between independent parties.

         Union Federal and its affiliates continue to originate automobile loans directly with customers in the ordinary course of its business. The Company services certain consumer loans for Union Federal and its affiliates for an annual fee equal to one percent of the principal balance of the loans serviced. The portfolio of Union Federal loans serviced by the Company consists of fixed and variable rate loans on mobile homes, boats and autos, which portfolio was approximately $1.4 million at June 30, 1998.

         Legal Services. The law firm of Barrett & McNagny regularly provides legal services to the Company. Fees for legal services paid to Barrett & McNagny during fiscal 1998 by the Company were approximately $472,000. Mr. Chapman, one of the Company's directors, is a partner in such firm. Mr. Chapman's wife, Elizabeth Chapman, is the sister of Mr. Waterfield and a shareholder of the Company.

                              SHAREHOLDER PROPOSALS

         Any proposal that a shareholder wishes to have presented at the next Annual Meeting of the Company to be held in 1999 must be received at the main office of the Company for the inclusion in the proxy statement no later than 120 days in advance of September 24, 1999. Any such proposal should be sent to the attention of the Secretary of the Company at 250 North Shadeland, Indianapolis, Indiana 46219.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires that the Company's officers and directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Effective August 1, 1995, officers, directors and greater than 10% shareholders have been required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms that they file.

         For the fiscal year ended June 30, 1998, the Company's officers, directors and greater than 10% beneficial owners filed all required reports with the SEC pursuant to Section 16(a) of the 1934 Act.

                                  OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting proxies.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Class A Common Stock and Class B Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

         Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                             By Order of the Board of Directors,



                                             /s/ John M. Stainbrook
                                             John M. Stainbrook, President and
                                             Chief Executive Officer

November 2, 1998

PROXY                                                                      PROXY

                          UNION ACCEPTANCE CORPORATION
               Proxy Solicited on Behalf of the Board of Directors
            For The Annual Meeting of Shareholders - December 7, 1998


         The undersigned appoints Rick A. Brown and Maureen A. Schoch, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the shares of Class A Common Stock of Union Acceptance Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders thereof to be held on December 7, 1998, or at any adjournment thereof.

         Unless otherwise marked, this proxy will be voted FOR the election of the nominees named. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

                          Union Acceptance Corporation
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1. Election of Directors--                                               For All
   Nominees: H. Chapman, J. Davis, F. Fehsenfeld, Jr.     For  Withheld  Except
             D. Sherman, J. Stainbrook, J. Von Deylen,    [ ]    [ ]       [ ]
             R. Waterfield, T. West

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statemen.


Dated:__________________, 1998

------------------------------
Signature

------------------------------

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

                          Union Acceptance Corporation
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.